JetBlue Airways Investor Relations

Lisa Studness

(718) 709-2202

ir@jetblue.com

Investor Update

April 22, 2008

This investor update provides our investor guidance for the second quarter ending June 30, 2008 and full year 2008.

Current News

JetBlue has recently announced service to the following new city pairs:

City Pair	Frequency	Start Date
Austin, TX – Fort Lauderdale, FL	1x	May 1, 2008
Austin, TX – Long Beach, CA	1x	May 1, 2008
Austin, TX – Orlando, FL	1x	May 1, 2008
Austin, TX – San Francisco, CA	1x	May 1, 2008
Boston, MA – Chicago, IL	1x	May 1, 2008
Boston, MA – New Orleans, LA	1x	May 1, 2008
Salt Lake City, UT – Las Vegas, NV	1x	May 1, 2008
Burbank, CA – Las Vegas, NV	1x	May 21, 2008
Long Beach, CA – Seattle, WA	2x	May 21, 2008
Long Beach, CA – San Jose, CA	3x	May 21, 2008
San Diego, CA – Seattle, WA	1x	May 21, 2008
Washington, DC (IAD) – Burbank, CA	2x	May 21, 2008

Specific details regarding frequency and start dates can be found on our web site www.jetblue.com.

Capacity Growth

(Year over year percentage growth range)

	Second Quarter 2008	Full Year 2008
Available Seat Miles (ASMs)	3-5%	3-5%

ASMs by Aircraft Type as a Percentage of Total ASMs

	Second Quarter 2008 (quarter average)		Full Year 2008 (full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	87%	13%	87%	13%

Our average stage length is projected to be approximately 1,141 miles in the second quarter of 2008 versus 1,135 miles in the same prior year period and approximately 1,134 miles for the full year 2008 versus 1,129 miles for full year 2007.

Aircraft Delivery Schedule

As of March 31, 2008, our fleet was comprised of 107 Airbus A320 aircraft and 34 EMBRAER 190 aircraft and we had on order 138 aircraft, which are scheduled for delivery through 2015 (on a relatively even basis during each year), with options to acquire 123 additional aircraft. The 2008 delivery schedule and related financings for the remainder of the year are:

	A320 firm	Committed Financing		E190 firm	Committed Financing
		Mortgage	Lease		Mortgage	Lease
Q2 ‘08	3	3		2	2
Q3 ‘08	3	3
Q4 ‘08	3	3		1	1
Total at Year End*	107	83	24	37	6	30

*The total fleet included in the table above includes the sale of nine Airbus A320 aircraft in 2008. In 2008, JetBlue plans to sell four Airbus A320 aircraft during the second quarter, one Airbus A320 aircraft during the third quarter, and four Airbus A320 aircraft during the fourth quarter.

Passenger Revenue per Available Seat Mile (PRASM)

(Estimated year over year percentage improvement)

	Second Quarter 2008	Full Year 2008
Estimated PRASM	8-10%	12-14%

Revenue per Available Seat Mile (RASM)

(Estimated year over year percentage improvement)

	Second Quarter 2008	Full Year 2008
Estimated RASM	12-14%	16-18%

Cost per Available Seat Mile (CASM) at Assumed Fuel Cost

(Estimated year over year percentage increases)

	Second Quarter 2008	Full Year 2008
Estimated CASM	22-24%	20-22%

Cost per Available Seat Mile (CASM) Excluding Fuel

(Estimated year over year percentage increases)

	Second Quarter 2008	Full Year 2008
Estimated Ex-fuel CASM	6-8%	6-8%

Operating Margin

(Estimated operating margin range)

	Second Quarter 2008	Full Year 2008
Estimated Operating Margin Range	1-3%	2-4%

Income (Loss) Before Income Taxes

(Estimated pre-tax margin range)

	Second Quarter 2008	Full Year 2008
Estimated Pre-tax Margin Range	(3)-(1)%	(2)-0%

Tax Rate

We currently expect an annual effective tax rate of approximately 36%. However, our actual tax rate in both second quarter and full year 2008 could differ due to the non-deductibility of certain items for tax purposes.

Fuel Hedges

We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price. As of April 17, 2008, the agreements covering the full year 2008 are:

	Gallons (Est. % of consumption)	Price
Q2 ‘08	54 million (46%)	11% in heat collars with the average cap at $2.19/gal and the average put at $1.85/gal 35% in heat swaps at an average of $2.56/gal

Q3 ‘08	39 million (33%)	33% in heat swaps at an average of $2.54/gal

Q4 ‘08	26 million (23%)	23% in heat swaps at an average of $2.72/gal

	Second Quarter 2008	Full Year 2008
Estimated Fuel Gallons Consumed	118 million	465 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$3.09	$3.05

Stock Based Compensation Expense

We estimate that our stock compensation expense under FAS 123(R) will be approximately $4 million in the second quarter of 2008 and will total approximately $14 million for the full year 2008.

Weighted Average Shares Outstanding

(millions)

Share count estimates for calculating basic and diluted earnings per share are:

Second Quarter 2008		Full Year 2008
Basic	Diluted	Basic	Diluted
225.2	225.2	222.8	222.8

These share count estimates assume 20% annual stock price appreciation and are based on several assumptions. The number of shares used in our actual earnings per share calculation will likely be different from those stated above.

Capital Expenditures

(millions)

	Second Quarter 2008	Full Year 2008
Aircraft	$185	$700
Non-aircraft*	$35	$150
Total	$220	$850

*2008 non-aircraft capital expenditure estimate includes $40 million in leasehold improvements related to construction of the Company’s new terminal at JFK, of which $15 million is expected to be spent in the second quarter.

This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.